                                              ----------------------------------
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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13D


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 1)*

                               METROCALL, INC.
                              ------------------
                               (Name of Issuer)

                         COMMON STOCK $.01 PAR VALUE
                       -------------------------------
                        (Title of Class of Securities)

                                  591647102
                                 ------------
                                (CUSIP Number)

                           William L. Collins, III
                               Metrocall, Inc.
                            6677 Richmond Highway
                          Alexandria, Virginia 22306
                                (703) 660-9343
                           ------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices
                             and Communications)

                               January 30, 1997
                             --------------------
           (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this
schedule because of Rule 13d-1(b)(3) or (4), check the following box [   ].

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                         (Continued on following pages)

                               Page 1 of 41 Pages

                                  SCHEDULE 13D


  CUSIP NO.   591647102                                                                       PAGE 2 OF 41 PAGES
            -------------

----------------------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             C.G. Grefenstette and Thomas G. Bigley, Trustees U/A/T Dated
             8/28/68 for Juliet Lea Hillman

----------------------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                       (a) [X]
                                                                                                                       (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

             OO

----------------------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]

----------------------------------------------------------------------------------------------------------------------------------

  6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Pennsylvania
----------------------------------------------------------------------------------------------------------------------------------
                          7        SOLE VOTING POWER
        NUMBER OF
         SHARES           --------------------------------------------------------------------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER
        OWNED BY
          EACH                        10,916,841
        REPORTING         --------------------------------------------------------------------------------------------------------
         PERSON           9        SOLE DISPOSITIVE POWER
          WITH
                                      14,130
                          --------------------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER

----------------------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             14,130
----------------------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                                   [X]

             Excludes shares for which the only basis for asserting beneficial ownership is the January Voting Agreement or the November Voting Agreement
----------------------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.1%
----------------------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

            OO
----------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


  CUSIP NO.   591647102                                                                       PAGE 3 OF 41 PAGES
            -------------

----------------------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            C.G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated 8/28/68 for Audrey Hilliard Hillman
            25-6094896

----------------------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                       (a) [X]
                                                                                                                       (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

             OO
----------------------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]


----------------------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Pennsylvania
----------------------------------------------------------------------------------------------------------------------------------
        NUMBER OF         7        SOLE VOTING POWER
         SHARES
      BENEFICIALLY        -------------------------------------------------------------------------------------------------------
        OWNED BY          8        SHARED VOTING POWER
          EACH
        REPORTING                     10,916,841
         PERSON           -------------------------------------------------------------------------------------------------------
          WITH            9        SOLE DISPOSITIVE POWER

                                      14,130
                          -------------------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER

----------------------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             14,130
----------------------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                                   [X]

             Excludes shares for which the only basis for asserting beneficial ownership is the January Voting Agreement or the November Voting Agreement
----------------------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.1%
----------------------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

            OO
----------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


  CUSIP NO.   591647102                                                                       PAGE 4 OF 41 PAGES
            -------------

----------------------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             C.G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated 8/28/68 for Henry Lea Hillman, Jr.
             25-6094897

----------------------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                       (a) [X]
                                                                                                                       (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

             OO
----------------------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Pennsylvania
----------------------------------------------------------------------------------------------------------------------------------
        NUMBER OF         7        SOLE VOTING POWER
         SHARES
      BENEFICIALLY        --------------------------------------------------------------------------------------------------------
        OWNED BY          8        SHARED VOTING POWER
          EACH
        REPORTING                     10,916,841
         PERSON           --------------------------------------------------------------------------------------------------------
          WITH            9        SOLE DISPOSITIVE POWER

                                      14,130
                          --------------------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER

----------------------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             14,130
----------------------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                                   [X]

             Excludes shares for which the only basis for asserting beneficial ownership is the January Voting Agreement or the November Voting Agreement
----------------------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.1%
----------------------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

            OO
----------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


  CUSIP NO.   591647102                                                                       PAGE 5 OF 41 PAGES
            -------------

----------------------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             C.G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated 8/28/68 for William Talbott Hillman
             25-6094899

----------------------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                       (a) [X]
                                                                                                                       (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

             OO
----------------------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Pennsylvania
----------------------------------------------------------------------------------------------------------------------------------
        NUMBER OF         7        SOLE VOTING POWER
         SHARES
      BENEFICIALLY        --------------------------------------------------------------------------------------------------------
        OWNED BY          8        SHARED VOTING POWER
          EACH
        REPORTING                     10,916,841
         PERSON           --------------------------------------------------------------------------------------------------------
          WITH            9        SOLE DISPOSITIVE POWER

                                      14,130
                          --------------------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER

----------------------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             14,130
----------------------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                                   [X]

             Excludes shares for which the only basis for asserting beneficial ownership is the January Voting Agreement or the November Voting Agreement
----------------------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.1%
----------------------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

            OO
----------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                    SCHEDULE 13D

  CUSIP NO.   591647102                                                                       PAGE 6 OF  41 PAGES
            -------------

----------------------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Henry L. Hillman, Elsie Hilliard Hillman and C.G. Grefenstette, Trustees of the Henry L. Hillman Trust U/A
          dated November 18, 1985
            18-2145466

----------------------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                       (a) [X]
                                                                                                                       (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

             OO
----------------------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Pennsylvania
----------------------------------------------------------------------------------------------------------------------------------
        NUMBER OF         7        SOLE VOTING POWER
         SHARES
      BENEFICIALLY        --------------------------------------------------------------------------------------------------------
        OWNED BY          8        SHARED VOTING POWER
          EACH
        REPORTING                     10,916,841
         PERSON           --------------------------------------------------------------------------------------------------------
          WITH            9        SOLE DISPOSITIVE POWER

                                      42,391
                          --------------------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER

                                       1,154,185
----------------------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,196,576
----------------------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                                   [X]

             Excludes shares for which the only basis for asserting beneficial ownership is the January Voting Agreement or the November Voting Agreement
----------------------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             4.8%
----------------------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*
            OO
----------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

  CUSIP NO.   591647102                                                                       PAGE 7 OF 41 PAGES
            -------------

----------------------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           C.G. Grefenstette, as Trustee for Various Trusts

----------------------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                       (a) [X]
                                                                                                                       (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

             OO
----------------------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------------------------------------------------------------------------------------------
        NUMBER OF         7        SOLE VOTING POWER
         SHARES
      BENEFICIALLY        --------------------------------------------------------------------------------------------------------
        OWNED BY          8        SHARED VOTING POWER
          EACH
        REPORTING                     10,916,841
         PERSON           --------------------------------------------------------------------------------------------------------
          WITH            9        SOLE DISPOSITIVE POWER

                          --------------------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER

                                      1,253,096
----------------------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,253,096
----------------------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                                   [X]

             Excludes 10,000 shares owned in his individual capacity and shares for which the only basis for asserting beneficial ownership is the January Voting Agreement or the November Voting Agreement.
----------------------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             5.0%
----------------------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*
            IN
----------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

  CUSIP NO.   591647102                                                                       PAGE 8 OF 41 PAGES
            -------------

----------------------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Thomas G. Bigley, as Trustee for Various Trusts

----------------------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                       (a) [X]
                                                                                                                       (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

             OO
----------------------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------------------------------------------------------------------------------------------
        NUMBER OF         7        SOLE VOTING POWER
         SHARES
      BENEFICIALLY        --------------------------------------------------------------------------------------------------------
        OWNED BY          8        SHARED VOTING POWER
          EACH
        REPORTING                     10,916,841
         PERSON           --------------------------------------------------------------------------------------------------------
          WITH            9        SOLE DISPOSITIVE POWER

                          --------------------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER

                                      56,520
----------------------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             56,520
----------------------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                                   [X]

             Excludes shares for which the only basis for asserting beneficial ownership is the January Voting Agreement or the November Voting Agreement
----------------------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.2%
----------------------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*
            IN
----------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

  CUSIP NO.   591647102                                                                       PAGE 9 OF 41 PAGES
            -------------

----------------------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Henry L. Hillman, as Trustee for the Henry L. Hillman Trust

----------------------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                       (a) [X]
                                                                                                                       (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

             OO
----------------------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------------------------------------------------------------------------------------------
        NUMBER OF         7        SOLE VOTING POWER
         SHARES
      BENEFICIALLY        --------------------------------------------------------------------------------------------------------
        OWNED BY          8        SHARED VOTING POWER
          EACH
        REPORTING                     10,916,841
         PERSON           --------------------------------------------------------------------------------------------------------
          WITH            9        SOLE DISPOSITIVE POWER

                          --------------------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER

                                      1,196,576
----------------------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,196,576
----------------------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                                   [X]

             Excludes shares for which the only basis for asserting beneficial ownership is the January Voting Agreement or the November Voting Agreement
----------------------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             4.8%
----------------------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*
            IN
----------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

  CUSIP NO.   591647102                                                                       PAGE 10 OF 41 PAGES
            -------------

----------------------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Elsie Hilliard Hillman, as Trustee for the Henry L. Hillman Trust

----------------------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                       (a) [X]
                                                                                                                       (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

             OO
----------------------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------------------------------------------------------------------------------------------
        NUMBER OF         7        SOLE VOTING POWER
         SHARES
      BENEFICIALLY        --------------------------------------------------------------------------------------------------------
        OWNED BY          8        SHARED VOTING POWER
          EACH
        REPORTING                     10,916,841
         PERSON           --------------------------------------------------------------------------------------------------------
          WITH            9        SOLE DISPOSITIVE POWER

                          --------------------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER

                                      1,196,576
----------------------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,196,576
----------------------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                                   [X]

             Excludes shares for which the only basis for asserting beneficial ownership is the January Voting Agreement or the November Voting Agreement
----------------------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             4.8%
----------------------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*
            IN
----------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


  CUSIP NO.   591647102                                                                       PAGE 11 OF 41 PAGES
            -------------

----------------------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Wilmington Securities, Inc.
            51-0114700

----------------------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                       (a) [X]
                                                                                                                       (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

             OO
----------------------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]


----------------------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
----------------------------------------------------------------------------------------------------------------------------------
        NUMBER OF         7        SOLE VOTING POWER
         SHARES
      BENEFICIALLY        --------------------------------------------------------------------------------------------------------
        OWNED BY          8        SHARED VOTING POWER
          EACH
        REPORTING                     10,916,841
         PERSON           --------------------------------------------------------------------------------------------------------
          WITH            9        SOLE DISPOSITIVE POWER

                                      1,154,185
                          --------------------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER

----------------------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,154,185
----------------------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                                   [X]

             Excludes shares for which the only basis for asserting beneficial ownership is the January Voting Agreement or the November Voting Agreement
----------------------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             4.6%
----------------------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

            CO
----------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


  CUSIP NO.   591647102                                                                       PAGE 12 OF 41 PAGES
            -------------

----------------------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            William L. Collins, III

----------------------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                       (a) [X]
                                                                                                                       (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

             OO
----------------------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]


----------------------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------------------------------------------------------------------------------------------
        NUMBER OF         7        SOLE VOTING POWER
         SHARES
      BENEFICIALLY        --------------------------------------------------------------------------------------------------------
        OWNED BY          8        SHARED VOTING POWER
          EACH
        REPORTING                     10,916,841
         PERSON           --------------------------------------------------------------------------------------------------------
          WITH            9        SOLE DISPOSITIVE POWER

                                      359,361
                          --------------------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER

                                      38,110
----------------------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             397,471
----------------------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                                   [X]

          Excludes 305 shares owned by William L. Collins, Jr. and shares for which the only basis for asserting beneficial ownership is the January Voting Agreement or the November Voting Agreement.
----------------------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             1.6%
----------------------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

            IN
----------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


  CUSIP NO.   591647102                                                                       PAGE 13 OF 41 PAGES
            -------------

----------------------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Steven D. Jacoby
            ###-##-####
----------------------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                       (a) [X]
                                                                                                                       (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

             OO
----------------------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------------------------------------------------------------------------------------------
        NUMBER OF         7        SOLE VOTING POWER
         SHARES
      BENEFICIALLY        --------------------------------------------------------------------------------------------------------
        OWNED BY          8        SHARED VOTING POWER
          EACH
        REPORTING                     10,916,841
         PERSON           --------------------------------------------------------------------------------------------------------
          WITH            9        SOLE DISPOSITIVE POWER

                                      80,712
                          --------------------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER

                                      38,110
----------------------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             118,822
----------------------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                                   [X]

             Excludes shares for which the only basis for asserting beneficial ownership is the January Voting Agreement or the November Voting Agreement
----------------------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.5%
----------------------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

            IN
----------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


  CUSIP NO.   591647102                                                                       PAGE 14 OF 41 PAGES
            -------------

----------------------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Harry L. Brock, Jr.

----------------------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                       (a) [X]
                                                                                                                       (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

             PF
----------------------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------------------------------------------------------------------------------------------
        NUMBER OF         7        SOLE VOTING POWER
         SHARES
      BENEFICIALLY        --------------------------------------------------------------------------------------------------------
        OWNED BY          8        SHARED VOTING POWER
          EACH
        REPORTING                     10,916,841
         PERSON           --------------------------------------------------------------------------------------------------------
          WITH            9        SOLE DISPOSITIVE POWER

                                      3,593,710
                          --------------------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER

----------------------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,593,710
----------------------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                                   [X]

          Excludes 200,000 shares held by Suzanne S. Brock and shares for which the only basis for asserting beneficial ownership is the January Voting Agreement or the November Voting Agreement
----------------------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             14.3%
----------------------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

            IN
----------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


  CUSIP NO.   591647102                                                                       PAGE 15 OF 41 PAGES
            -------------

----------------------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Suzanne S. Brock

----------------------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                       (a) [X]
                                                                                                                       (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

             OO
----------------------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------------------------------------------------------------------------------------------
        NUMBER OF         7        SOLE VOTING POWER
         SHARES
      BENEFICIALLY        --------------------------------------------------------------------------------------------------------
        OWNED BY          8        SHARED VOTING POWER
          EACH
        REPORTING                     10,916,841
         PERSON           --------------------------------------------------------------------------------------------------------
          WITH            9        SOLE DISPOSITIVE POWER

                                      200,000
                          --------------------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER

----------------------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          200,000
----------------------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                                   [X]

          Excludes 3,593,710 shares beneficially owned by Harry L. Brock, Jr. and shares for which the only basis for asserting beneficial ownership is the January Voting Agreement or the November Voting Agreement
----------------------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.8%
----------------------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

            IN
----------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


  CUSIP NO.   591647102                                                                       PAGE 16 OF 41 PAGES
            -------------

----------------------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Vincent D. Kelly
            ###-##-####

----------------------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                       (a) [X]
                                                                                                                       (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

             OO
----------------------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------------------------------------------------------------------------------------------
        NUMBER OF         7        SOLE VOTING POWER
         SHARES
      BENEFICIALLY        --------------------------------------------------------------------------------------------------------
        OWNED BY          8        SHARED VOTING POWER
          EACH
        REPORTING                     10,916,841
         PERSON           --------------------------------------------------------------------------------------------------------
          WITH            9        SOLE DISPOSITIVE POWER

                                      201,588
                          --------------------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER

----------------------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             201,588
----------------------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                                   [X]

             Excludes shares for which the only basis for asserting beneficial ownership is the January Voting Agreement or the November Voting Agreement
----------------------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.8%
----------------------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

            IN
----------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


  CUSIP NO.   591647102                                                                       PAGE 17  OF 41 PAGES
            -------------

----------------------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Ronald V. Aprahamian


----------------------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                       (a) [X]
                                                                                                                       (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

             OO

----------------------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]

----------------------------------------------------------------------------------------------------------------------------------

  6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------------------------------------------------------------------------------------------
                          7        SOLE VOTING POWER
        NUMBER OF
         SHARES           --------------------------------------------------------------------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER
        OWNED BY
          EACH                        10,916,841
        REPORTING         --------------------------------------------------------------------------------------------------------
         PERSON           9        SOLE DISPOSITIVE POWER
          WITH
                                      51,000
                          --------------------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER

----------------------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             51,000
----------------------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                                   [X]

             Excludes shares for which the only basis for asserting beneficial ownership is the January Voting Agreement
----------------------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.2%
----------------------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

            IN
----------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


  CUSIP NO.   591647102                                                                       PAGE 18 OF 41 PAGES
            -------------

----------------------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Francis A. Martin, III

----------------------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                       (a) [X]
                                                                                                                       (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

             OO
----------------------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]


----------------------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------------------------------------------------------------------------------------------
        NUMBER OF         7        SOLE VOTING POWER
         SHARES
      BENEFICIALLY        -------------------------------------------------------------------------------------------------------
        OWNED BY          8        SHARED VOTING POWER
          EACH
        REPORTING                     10,916,841
         PERSON           -------------------------------------------------------------------------------------------------------
          WITH            9        SOLE DISPOSITIVE POWER

                                      62,000
                          -------------------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER

----------------------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             62,000
----------------------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                                   [X]

             Excludes shares for which the only basis for asserting beneficial ownership is the January Voting Agreement
----------------------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.2%
----------------------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

            IN
----------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


  CUSIP NO.   591647102                                                                       PAGE 19 OF 41 PAGES
            -------------

----------------------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Ray Russenberger


----------------------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                       (a) [X]
                                                                                                                       (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

             OO
----------------------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------------------------------------------------------------------------------------------
        NUMBER OF         7        SOLE VOTING POWER
         SHARES
      BENEFICIALLY        --------------------------------------------------------------------------------------------------------
        OWNED BY          8        SHARED VOTING POWER
          EACH
        REPORTING                     10,916,841
         PERSON           --------------------------------------------------------------------------------------------------------
          WITH            9        SOLE DISPOSITIVE POWER

                                       2,129,448
                          --------------------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER

----------------------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,129,448
----------------------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                                   [X]

             Excludes shares for which the only basis for asserting beneficial ownership is the January Voting Agreement
----------------------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             8.5%
----------------------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

            IN
----------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


  CUSIP NO.   591647102                                                                       PAGE 20 OF 41 PAGES
            -------------

----------------------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Elliot H. Singer


----------------------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                       (a) [X]
                                                                                                                       (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

             OO
----------------------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------------------------------------------------------------------------------------------
        NUMBER OF         7        SOLE VOTING POWER
         SHARES
      BENEFICIALLY        --------------------------------------------------------------------------------------------------------
        OWNED BY          8        SHARED VOTING POWER
          EACH
        REPORTING                     10,916,841
         PERSON           --------------------------------------------------------------------------------------------------------
          WITH            9        SOLE DISPOSITIVE POWER

                                      1,010,797
                          --------------------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER

----------------------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,010,797
----------------------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                                   [X]

             Excludes shares for which the only basis for asserting beneficial ownership is the January Voting Agreement
----------------------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             4.0%
----------------------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

            IN
----------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


  CUSIP NO.   591647102                                                                       PAGE 21 OF 41 PAGES
            -------------

----------------------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             UBS Capital LLC

----------------------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                       (a) [X]
                                                                                                                       (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

             OO
----------------------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
----------------------------------------------------------------------------------------------------------------------------------
        NUMBER OF         7        SOLE VOTING POWER
         SHARES
      BENEFICIALLY        --------------------------------------------------------------------------------------------------------
        OWNED BY          8        SHARED VOTING POWER
          EACH
        REPORTING                     10,916,841
         PERSON           --------------------------------------------------------------------------------------------------------
          WITH            9        SOLE DISPOSITIVE POWER

                                      1,937,019
                          --------------------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER

----------------------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,937,019
----------------------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                                   [X]

             Excludes 250 shares held by Banco de Lugano, a wholly-owned Swiss subsidiary of Union Bank of Switzerland, for the account of a client, and shares for which the only basis for asserting beneficial ownership is the
             January Voting Agreement
----------------------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             7.4%
----------------------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

             00
----------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D (CONTINUED)                                     PAGE 22 OF 41 PAGES




        This Amendment No. 1 amends the Schedule 13D, filed collectively by certain persons named herein with the Commission on December 10, 1996 (the "Schedule 13D") relating to the common stock, $.01 par value (the "Common Stock") of Metrocall, Inc. (the "Issuer"). This Amendment No. 1 is being filed as a result of the persons named herein entering into a Stockholders Voting Agreement, dated January 30, 1997 (the "January Voting Agreement"). Certain of the persons named herein are also parties to a Stockholders Voting Agreement, dated November 15, 1996, (the "November Voting Agreement") which covers matters that are subsumed within the January Voting Agreement.

Item 2 is amended as follows:

ITEM 2.  IDENTITY AND BACKGROUND.

         In addition to those persons identified in the Schedule 13D, this statement is being filed on behalf of the following persons who, along with those persons named in the Schedule 13D, are collectively referred to as the "Reporting Persons".

         The parties comprising the Reporting Persons are filing this Amendment
No. 1   jointly as they may be deemed to be a "group" within the meaning of
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, solely as a result of the January Voting Agreement described in Item 4 below. A joint filing agreement among the Reporting Persons is attached hereto as Exhibit A.

         Ronald V. Aprahamian is a Director of the Issuer. The principal business and office of Ronald V. Aprahamian is located at 6677 Richmond Highway, Alexandria, Virginia 22306. Mr. Aprahamian is a citizen of the United States.

         Francis A. Martin, III is a Director of the Issuer. The principal business and office of Francis A. Martin, III is located at U.S. Media Group, Inc., 275 Battery Street, Suite 1850, San Francisco, California, 94111-3335. Mr. Martin is a citizen of the United States.

         Ray Russenberger is a Director of the Issuer. The principal business and office of Ray Russenberger is located at 6677 Richmond Highway, Alexandria, Virginia 22306. Mr. Russenberger is a citizen of the United States.

         Elliot H. Singer is a Director of the Issuer. The principal business and office of Elliot H. Singer is located at 6677 Richmond Highway, Alexandria, Virginia 22306. Mr. Singer is a citizen of the United States.

         During the last five years, none of Messrs. Aprahamian, Martin, Russenberger and Singer (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or (ii) has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         UBS Capital LLC ("UBS") is a limited liability company organized under the laws of the state of Delaware. UBS hereby incorporates by reference the information set forth in Item 2 of the statement on Schedule 13D filed by UBS on December 27, 1996, and Appendix 1 thereto. A copy of the pertinent pages of this document is included as Exhibit B hereto and incorporated by reference herein.

SCHEDULE 13D (CONTINUED)                                     PAGE 23 OF 41 PAGES


Item 3 is amended as follows:

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         The Reporting Persons are filing this Amendment No. 1 to Schedule
13D as a result of their entrance into the January Voting Agreement and not as a result of any acquisition of Common Stock by the Reporting Persons.

Item 4 is amended as follows:

ITEM 4.  PURPOSE OF TRANSACTION.

         Pursuant to the January Voting Agreement, each of the Reporting Persons has agreed to vote in favor of (i) a proposed amendment to the Issuer's certificate of incorporation to increase the number of authorized shares of Common Stock to 60,000,000 (the "Amendment Proposal"); and (ii) a proposal to approve the convertibility of the Issuer's Series B Junior Convertible
Preferred Stock ("Series B Preferred Stock") into shares of Common Stock (the "Convertibility Proposal"; together with the Amendment Proposal, the "Proposals"). The Issuer's Board of Directors has adopted resolutions recommending and approving the Proposals and directing that they be submitted to the stockholders of the Issuer at the annual meeting scheduled for May 7, 1997.

     The Reporting Persons entered into the January Voting Agreement in connection with an Amended and Restated Asset Purchase Agreement ("Asset Purchase Agreement") dated January 30, 1997, between the Issuer and Page America Group, Inc. and its wholly-owned subsidiaries ("Page America"). Pursuant to the terms and conditions of the Asset Purchase Agreement, the Issuer will acquire the assets of Page America for cash, Series B Preferred Stock, and Common Stock or Common Stock Equivalents. The Issuer agreed in the Asset Purchase Agreement to take all action reasonably necessary or appropriate to solicit and obtain proxies and votes in favor of the Proposals from the holders of the requisite percentage of Common Stock. The Issuer also agreed to use reasonable best efforts to obtain the Reporting Persons' agreement to vote all the capital stock of Issuer owned by them in favor of the Proposals.

         The purpose of the Amendment Proposal is to increase the number of authorized and unissued and unreserved shares of Common Stock in order to provide shares of Common Stock for issuance as part of the consideration for Page America's assets, to provide shares of Common Stock to be reserved for issuance upon conversion of the Issuer's Series A Convertible Preferred Stock and Series B Preferred Stock, and to authorize additional unissued shares for future corporate purposes. As set forth in the Schedule 13D, certain of the Reporting Persons are also parties to the November Voting Agreement, which requires them to vote in favor of a proposal to increase the number of authorized shares of Common Stock to 50,000,000. This proposal has been superseded by the Amendment Proposal, but the November Voting Agreement remains in effect. The purpose of the Convertibility Proposal is to comply with NASDAQ rules requiring stockholder approval of the issuance in connection with an acquisition of shares of Common Stock in an amount exceeding 20% of the outstanding shares.

         The description of the January Voting Agreement is not necessarily complete, and reference is made to the copy of the January Voting Agreement which is attached hereto as Exhibit C to this Amendment No. 1 to Schedule 13D and which is incorporated by reference herein.

SCHEDULE 13D (CONTINUED)                                     PAGE 24 OF 41 PAGES

Item 5 is amended as follows:

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         The following table sets forth the beneficial ownership of shares of the Issuer's Common Stock by (a) each Reporting Person and (b) each person for whom information has been required to be provided pursuant to General Instruction C of Schedule 13D who beneficially owns Common Stock. The table below excludes shares that may be acquired upon exercise of options that are not currently exercisable or exercisable within 60 days. As of February 13, 1997, there were 25,050,617 shares of the Issuer's Common Stock outstanding. In the aggregate, the Reporting Persons beneficially own 10,916,841 shares (including shares obtainable upon exercise of options or warrants that are exercisable within 60 days), over which they exercise shared voting power pursuant to the January Voting Agreement. These shares represent approximately 41.1% of the Common Stock of the Issuer (including for purposes of this calculation options or warrants held by the Reporting Persons and exercisable within 60 days). Except for shared rights to vote pursuant to the January Voting Agreement and the November Voting Agreement and as otherwise noted, each person has sole voting and dispositive control over the shares identified below. Each Reporting Person disclaims beneficial ownership of those shares for which the only basis for asserting beneficial ownership is the January Voting Agreement or the November Voting Agreement.



                                                                Aggregate Number of      Percentage of Class
                  Name                                                 Shares                 of Shares
 --------------------------------------                       -----------------------  ---------------------
 JLH Trust                                                                14,130                     0.1%

 AHH Trust                                                                14,130                     0.1%

 HLHJR Trust                                                              14,130                     0.1%

 WTH Trust                                                                14,130                     0.1%

 HLH Trust(1)                                                          1,196,576                     4.8%

 C.G. Grefenstette(2)                                                  1,253,096                     5.0%

 Thomas G. Bigley(3)                                                      56,520                     0.2%

 Henry L. Hillman(1)                                                   1,196,576                     4.8%

 Elsie Hilliard Hillman(1)                                             1,196,576                     4.8%

 Wilmington Securities, Inc.(4)                                        1,154,185                     4.6%

 William L. Collins, III(5)                                              397,471                     1.6%

 Steven D. Jacoby(6)                                                     118,822                     0.5%

 Harry L. Brock, Jr.(7)                                                3,593,710                    14.3%

 Suzanne S. Brock(8)                                                     200,000                     0.8%

 Vincent D. Kelly(9)                                                     201,588                     0.8%

 Ronald V. Aprahamian(10)                                                 51,000                     0.2%

 Francis A. Martin, III (11)                                              62,000                     0.2%

 Ray Russenberger                                                      2,129,448                     8.5%

 Elliot H. Singer(12)                                                  1,010,797                     4.0%

 UBS Capital LLC(13)                                                   1,937,019                     7.4%



-----------------------

(1) Includes: (a) 1,154,185 shares held of record by Wilmington Securities, Inc. and with respect to which HLH Trust shares voting and dispositive power with Mr. and Mrs. Hillman, Wilmington Securities, Inc. and Mr. Grefenstette as a result of their control of The Hillman Company, of which Wilmington Securities, Inc. is an indirect, wholly-owned subsidiary; and (b) 42,391 shares held of record by the HLH Trust and with respect to which Mr. and Mrs. Hillman share voting and dispositive power with Mr. Grefenstette as a result of their position as co-trustees of the HLH Trust.

SCHEDULE 13D (CONTINUED)                                     PAGE 25 OF 41 PAGES



(2) Includes: (a) 1,154,185 shares held of record by Wilmington Securities, Inc. and with respect to which Mr. Grefenstette shares voting and dispositive power with Wilmington Securities, Inc. and Mr. and Mrs. Hillman as a result of their control of The Hillman Company, of which Wilmington Securities, Inc. is an indirect, wholly-owned subsidiary; (b) 42,391 shares held of record by the HLH Trust and with respect to which Mr. Grefenstette shares voting and dispositive power with Mr. and Mrs. Hillman as a result of his position as co-trustee of the HLH Trust; and (c) 56,520 shares held by the JLH Trust, the AHH Trust, the HLHJR Trust, and the WTH Trust with respect to which Mr. Grefenstette shares voting and dispositive power with Mr. Bigley as a result of his position as co-trustee of these trusts. Excludes 10,000 shares held by Mr. Grefenstette in his individual capacity which are not subject to the Voting Agreement.

(3) Includes 56,520 shares held by the JLH Trust, the AHH Trust, the HLHJR Trust, and the WTH Trust with respect to which Mr. Bigley shares voting and dispositive power with Mr. Grefenstette as a result of his position as co-trustee of these trusts.

(4) Wilmington Securities shares voting and dispositive power with Messrs. Grefenstette and Hillman and Mrs. Hillman as a result of their control of The Hillman Company, of which Wilmington Securities, Inc. is an indirect, wholly-owned subsidiary.

(5) Includes: (a) 36,595 shares held by USA Telecommunications, Inc. with respect to which Mr. Collins shares voting and dispositive power as a result of his control with respect to that company; (b) 1,515 shares held by Collins & Clarke First Page Investment Partnership, with respect to which Mr. Collins shares voting and dispositive power as a result of his control with respect to that company; and (c) 11,846 shares that may be acquired upon exercise of options that are currently exercisable or exercisable within 60 days. Excludes 305 shares owned by William L. Collins, Jr., with respect to which Mr. Collins disclaims beneficial ownership.

(6) Includes: (a) 36,595 shares held by USA Telecommunications, Inc. with respect to which Mr. Jacoby shares voting and dispositive power as a result of his control with respect to that company; (b) 1,515 shares held by Collins & Clarke First Page Investment Partnership, with respect to which Mr. Jacoby shares voting and dispositive power as a result of his control with respect to that company; and (c) 9,477 shares that may be acquired upon exercise of options that are currently exercisable or exercisable within 60 days.

(7) Includes 112,510 shares that may be acquired upon exercise of options that are currently exercisable or exercisable within 60 days. Excludes 200,000 shares beneficially owned by Mrs. Brock, with respect to which Mr. Brock disclaims beneficial ownership.

(8) Excludes 3,593,710 shares beneficially owned by Mr. Brock, with respect to which Mrs. Brock disclaims beneficial ownership.

(9) Includes 106,588 shares that may be acquired upon exercise of options that are currently exercisable or exercisable within 60 days.

(10) Includes 11,000 shares that may be acquired upon exercise of options that are currently exercisable or exercisable within 60 days.

(11) Includes 12,000 shares that may be acquired upon exercise of options that are currently exercisable or exercisable within 60 days.

(12) Includes 141,452 shares that may be acquired upon exercise of warrants that are currently exercisable or exercisable within 60 days.

(13) Includes 1,088,654 shares that may be acquired upon exercise of warrants that are currently exercisable or exercisable within 60 days. Excludes:
(i) shares of Common Stock which may be acquired upon conversion of preferred shares that are not currently convertible or convertible within 60 days; and
(ii) 250 shares held by Banco de Lugano, a wholly-owned Swiss subsidiary of Union Bank of Switzerland for the account of a client.

         Except as set forth in the Schedule 13D filed by UBS Capital LLC on December 27, 1996, and subsequent amendments thereto, the Reporting Persons and the persons listed as required by General Instruction C have not effected any transaction in the Issuer's Common Stock within the last 60 days.

SCHEDULE 13D (CONTINUED)                                     PAGE 26 OF 41 PAGES



Item 6 is amended as follows:

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         Other than the January Voting Agreement; the November Voting Agreement, to which certain Reporting Persons are parties; a Supplemental Agreement, dated as of August 31, 1994, to which certain Reporting Persons are parties (the "Supplemental Agreement"); and the agreements identified in Item 6 of the statement on Schedule 13D filed by UBS on December 27, 1996, there are no contracts, arrangements, understandings or relationships between the Reporting Persons and any other person with respect to the securities of the Issuer. A description of the material terms of the Supplemental Agreement is incorporated herein by reference to a statement on Schedule 13D filed by certain Reporting Persons on October 7, 1994, to which the Supplemental Agreement is attached as Exhibit D. A description of the material terms of the agreements identified in Item 6 of the statement on Schedule 13D filed by UBS on December 27, 1996 is incorporated herein by reference to a Form 8-K filed by the Issuer on November 21, 1996, to which the agreements are attached as exhibits.

Item 7 is amended as follows:

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

                  Exhibit A is a written agreement relating to the filing of joint statements as required by Rule 13d-1(f)(1) of the Securities Exchange Act of 1934, as amended.

                  Exhibit B is a copy of Item 2 and Appendix 1 from the Statement on Schedule 13D filed by UBS Capital LLC on December 27, 1996.

                  Exhibit C is the Stockholders Voting Agreement, dated January 30, 1997.

SCHEDULE 13D (CONTINUED)                                     PAGE 27 OF 41 PAGES




                                  SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this Amendment No. 1 to Schedule 13D is true, complete and correct.


Dated:  February 13, 1997

                               C.G. GREFENSTETTE AND THOMAS G.
                               BIGLEY, TRUSTEES U/A/T DATED 8/28/68
                               FOR JULIET LEA HILLMAN

                               C.G. GREFENSTETTE AND THOMAS G.
                               BIGLEY, TRUSTEES U/A/T DATED 8/28/68
                               FOR AUDREY HILLIARD HILLMAN

                               C.G. GREFENSTETTE AND THOMAS G.
                               BIGLEY, TRUSTEES U/A/T DATED 8/28/68
                               FOR HENRY LEA HILLMAN, JR.

                               C.G. GREFENSTETTE AND THOMAS G.
                               BIGLEY, TRUSTEES U/A/T DATED 8/28/68
                               WILLIAM TALBOTT HILLMAN



                               By:     /s/ C.G. GREFENSTETTE
                                       ----------------------------------------
                                       C.G. Grefenstette, Trustee



                               By:     /s/ THOMAS G. BIGLEY
                                       ----------------------------------------
                                       Thomas G. Bigley, Trustee



                               HENRY L. HILLMAN, ELSIE HILLIARD
                               HILLMAN AND C.G. GREFENSTETTE,
                               TRUSTEES OF THE HENRY L. HILLMAN
                               TRUST U/A DATED NOVEMBER 18, 1985



                               By:     /s/ C.G. GREFENSTETTE
                                       ----------------------------------------
                                       C.G. Grefenstette, Trustee

SCHEDULE 13D (CONTINUED)                                     PAGE 28 OF 41 PAGES



                               WILMINGTON SECURITIES, INC.



                               By:     /s/ DARLENE CLARKE
                                       ----------------------------------------
                                       Darlene Clarke
                               Title:  Vice President, Chief Financial Officer
                                         and Treasurer



                               /s/ WILLIAM L. COLLINS, III
                               ------------------------------------------------
                               William L. Collins, III



                               /s/ STEVEN D. JACOBY
                               ------------------------------------------------
                               Steven D. Jacoby



                               /s/ HARRY L. BROCK, JR.
                               ------------------------------------------------
                               Harry L. Brock, Jr.



                               /s/ SUZANNE S. BROCK
                               ------------------------------------------------
                               Suzanne S. Brock



                               /s/ VINCENT D. KELLY
                               ------------------------------------------------
                               Vincent D. Kelly

                                                            PAGE 29 OF 41 PAGES

                             /s/ RONALD V. APRAHAMIAN
                             --------------------------------------------------
                             Ronald V. Aprahamian


                             /s/ FRANCIS A. MARTIN, III
                             --------------------------------------------------
                             Francis A. Martin, III


                             /s/ RAY RUSSENBERGER
                             --------------------------------------------------
                             Ray Russenberger


                             /s/ ELLIOT H. SINGER
                             --------------------------------------------------
                             Elliot H. Singer








                             UBS CAPITAL LLC




                             By:   /s/ MICHAEL GREENE
                                   --------------------------------------------


                             By:   /s/ MARC A. UNGER
                                   --------------------------------------------
                                       Marc A. Unger

SCHEDULE 13D (CONTINUED)                                    PAGE 30 OF 41 PAGES



                                 Exhibit Index

Exhibit                                                                                                                  Page
-----------------------------------------------------------------------------------------------------------------------------
Exhibit A: Agreement of Joint Filing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

Exhibit B: Item 2 and Appendix 1 from Statement on Schedule 13D
           filed by UBS Capital LLC on December 27, 1996.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

Exhibit C: Stockholders Voting Agreement, dated January 30, 1997  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

SCHEDULE 13D (CONTINUED)                                     PAGE 31 OF 41 PAGES



                                   EXHIBIT A

                           Agreement of Joint Filing

           Pursuant to Rule 13d-1(f)(1) of the Securities Exchange Act of 1934, as amended, the undersigned agree that the Amendment No. 1 to Schedule 13D to which this Exhibit A is attached, and any subsequent amendments thereto, are filed on behalf of each of them.


Dated:  February 13, 1997


                               C.G. GREFENSTETTE AND THOMAS G.
                               BIGLEY, TRUSTEES U/A/T DATED 8/28/68
                               FOR JULIET LEA HILLMAN

                               C.G. GREFENSTETTE AND THOMAS G.
                               BIGLEY, TRUSTEES U/A/T DATED 8/28/68
                               FOR AUDREY HILLIARD HILLMAN

                               C.G. GREFENSTETTE AND THOMAS G.
                               BIGLEY, TRUSTEES U/A/T DATED 8/28/68
                               FOR HENRY LEA HILLMAN, JR.

                               C.G. GREFENSTETTE AND THOMAS G.
                               BIGLEY, TRUSTEES U/A/T DATED 8/28/68
                               WILLIAM TALBOTT HILLMAN



                               By:     /s/ C.G. GREFENSTETTE
                                       ----------------------------------------
                                       C.G. Grefenstette, Trustee



                               By:     /s/ THOMAS G. BIGLEY
                                       ----------------------------------------
                                       Thomas G. Bigley, Trustee



                               HENRY L. HILLMAN, ELSIE HILLIARD
                               HILLMAN AND C.G. GREFENSTETTE,
                               TRUSTEES OF THE HENRY L. HILLMAN
                               TRUST U/A DATED NOVEMBER 18, 1985



                               By:     /s/ C.G. GREFENSTETTE
                                       ----------------------------------------
                                       C.G. Grefenstette, Trustee

SCHEDULE 13D (CONTINUED)                                     PAGE 32 OF 41 PAGES





                               WILMINGTON SECURITIES, INC.



                               By:     /s/ DARLENE CLARKE
                                       ----------------------------------------
                                       Darlene Clarke
                               Title:  Vice President, Chief Financial Officer
                                         and Treasurer



                               /s/ WILLIAM L. COLLINS, III
                               ------------------------------------------------
                               William L. Collins, III



                               /s/ STEVEN D. JACOBY
                               ------------------------------------------------
                               Steven D. Jacoby



                               /s/ HARRY L. BROCK, JR.
                               ------------------------------------------------
                               Harry L. Brock, Jr.



                               /s/ SUZANNE S. BROCK
                               ------------------------------------------------
                               Suzanne S. Brock



                               /s/ VINCENT D. KELLY
                               ------------------------------------------------
                               Vincent D. Kelly

                                                            PAGE 33 OF 41 PAGES

                             /s/ RONALD V. APRAHAMIAN
                             --------------------------------------------------
                             Ronald V. Aprahamian


                             /s/ FRANCIS A. MARTIN, III
                             --------------------------------------------------
                             Francis A. Martin, III


                             /s/ RAY RUSSENBERGER
                             --------------------------------------------------
                             Ray Russenberger


                             /s/ ELLIOT H. SINGER
                             --------------------------------------------------
                             Elliot H. Singer








                             UBS CAPITAL LLC




                             By:   /s/ MICHAEL GREENE
                                   --------------------------------------------



                             By:   /s/ MARC A. UNGER
                                   --------------------------------------------
                                       Marc A. Unger

SCHEDULE 13D (CONTINUED)                                     PAGE 34 OF 41 PAGES



                                   EXHIBIT B

Set forth below is Item 2 and Appendix 1 from the statement on Schedule 13D filed by UBS Capital LLC on December 27, 1996.


ITEM 2. IDENTITY AND BACKGROUND

     (a) This Statement constitutes the filing on Schedule 13D by UBS Capital LLC, a Delaware limited liability company ("UBS"). A list of the directors and executive officers of UBS appears on Appendix 1.

     UBS Securities LLC, a Delaware limited liability company ("UBS Securities") owns 99% of the membership interests of UBS. Union Bank of Switzerland, a company organized under the laws of Switzerland ("Union Bank of Switzerland") owns 95% of the membership interests of UBS Securities. Union Bank of Switzerland is principally engaged in the general banking business and UBS Securities is principally engaged in the securities and investment banking businesses. A list of the managers and executive officers of UBS Securities and the directors and executive officers of Union Bank of Switzerland appears on Appendix 1.

     (b) The address of the principal business office of UBS is as follows:

     Reporting Person    Address

     UBS Capital LLC     299 Park Avenue
                         New York, New York 10171

     The address of each of the managers and executive officers of UBS is c/o UBS Capital LLC, 299 Park Avenue, New York, New York 10171. The address of each of the managers and executive officers of UBS Securities is c/o UBS Securities LLC, 299 Park Avenue, New York, New York 10171. The address of each of the directors and executive officers of Union Bank of Switzerland is c/o Union Bank of Switzerland, Bahnhofstrasse 45, 8021 Zurich, Switzerland.

     (c) The present principal occupation or employment of each of the managers and executive officers of each of UBS and UBS Securities and each of the directors and executive officers of Union Bank of Switzerland are set forth on Appendix 1.

     (d) During the past five years, neither UBS, UBS Securities nor Union Bank of Switzerland nor, to the knowledge of UBS, any of the executive officers or managers of UBS or UBS Securities or any of the executive officers or directors of Union Bank of Switzerland, has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors).

     (e) During the past five years, neither UBS, UBS Securities nor Union Bank of Switzerland nor, to the knowledge of UBS, any of the executive officers or managers of UBS or UBS Securities or the executive officers or directors of Union Bank of Switzerland has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal and state securities laws or finding any violation with respect to such laws.

     (f) Each of UBS and UBS Securities is a Delaware limited liability company. To the knowledge of UBS, each executive officer and manager of each of UBS and UBS Securities is a citizen of the United States, except for Pierre de Weck, a member of the Board of Managers of UBS Securities, who is a citizen of Switzerland. Union Bank of Switzerland is a bank organized under the laws of Switzerland. To the knowledge of UBS, none of the executive officers and directors of Union Bank of Switzerland are citizens of the United States.

SCHEDULE 13D (CONTINUED)                                     PAGE 35 OF 41 PAGES



                                  Appendix 1
                      Executive Officers and Managers of
                               UBS Capital LLC

                                BOARD OF MANAGERS



                                Richard C. Capone
                               Charles J. Delaney
                              Robert C. Dinerstein
                               Justin S. Maccarone

                                    OFFICERS


Name and Address                          Position
----------------                          --------
Charles J. Delaney                        President and Chief Executive Officer
Robert C. Dinerstein                      Senior Managing Director and Secretary
Michael Greene                            Managing Director
Justin S. Maccarone                       Managing Director
David Daniels                             Managing Director
George A. Duarte                          Managing Director
Charles Santos-Buch                       Managing Director
Marc Unger                                Chief Financial Officer
Renata Jacobson                           Vice President
Jeffrey W. Wald                           Vice President
Ruth Webster                              Assistant Treasurer
David Drabik                              Assistant Treasurer
Sandra Costin                             Assistant Secretary
Barbara A. Blanck                         Assistant Secretary

SCHEDULE 13D (CONTINUED)                                     PAGE 36 OF 41 PAGES


                      Executive Officers and Managers of
                              UBS Securities LLC


                                BOARD OF MANAGERS

                                Richard C. Capone
                                 Pierre de Weck
                                 John P. Costas
                                 Marc K. Suvall

                               EXECUTIVE OFFICERS


          Capone, Richard C.                              President
          Bozian, Alan G.                                 Senior Managing  Director
          Costas, John P.                                 Senior Managing  Director
          Goldstein, A. Ramy                              Senior Managing  Director
          Rodman, Andrew O.                               Senior Managing  Director
          Rosasco, Mark                                   Senior Managing  Director
          Snow, Michael                                   Senior Managing  Director
          Suvall, Marc K.                                 Senior Managing  Director
          Ajello, James A.                                Managing Director
          Ali, Mir Syed                                   Managing Director
          Allen, Michael J.                               Managing Director
          Allen, Thomas                                   Managing Director
          Anikewich, Stephen                              Managing Director
          Apfel, Ronny I.                                 Managing Director
          Barrett, Richard James                          Managing Director
          Benjamin, Jeffrey D.                            Managing Director
          Bhattacharya, Mihir                             Managing Director
          Blackhurst, W. Robin                            Managing Director
          Botts, Theodore                                 Managing Director
          Brennan, Martin A.                              Managing Director
          Brown, John                                     Managing Director
          Burns, Gordon M.                                Managing Director
          Burstein, Alan N.                               Managing Director
          Cardew, Piers A.                                Managing Director
          Clark, John W.                                  Managing Director
          Cooke, John                                     Managing Director
          Copeland, James R.                              Managing Director and Secretary
          Croonenberghs, Olivier                          Managing Director
          Cucchissi, Paul G.                              Managing Director
          Cutillo, Thomas J.                              Managing Director
          Daum, Robert C.                                 Managing Director
          Delaney, Charles J.                             Managing Director
          DeVerna, Robert J.                              Managing Director
          Donatelli, Mike M.                              Managing Director
          Duarte, George                                  Managing Director
          Dudack, Gail                                    Managing Director
          Ellman, Mark                                    Managing Director
          Fennebresque, Kim S.                            Managing Director
          Feuille, James                                  Managing Director
          Finnell, Michael H.                             Managing Director
          Francis, Mark C.                                Managing Director
          Frey, Johannes                                  Managing Director
          Frieman, Adam                                   Managing Director
          Frumberg, Charles                               Managing Director
          Gamarci, Jorge L.                               Managing Director
          Ginsberg, Alan                                  Managing Director
          Gonye, Lori                                     Managing Director
          Grace, Howard Eden                              Managing Director
          Gray, Donald M.                                 Managing Director
          Grayson, Matthew                                Managing Director
          Greene, Michael                                 Managing Director
          Hall, Carey                                     Managing Director
          Handjinicolaou, George                          Managing Director
          Hanley, Thomas H.                               Managing Director
          Harnik, Peter L.                                Managing Director
          Hatch, Edward T.                                Managing Director
          Hradsky, Gregory T.                             Managing Director
          Hutchins, Michael T.                            Managing Director
          Jones, Steven M                                 Managing Director
          Kaestli, Urs                                    Managing Director
          Kantowitz, Robert                               Managing Director
          Kaplan, Joel                                    Managing Director
          Karl, Kenneth J.                                Managing Director
          Kaye, Joan B.                                   Managing Director
          Kenney, David A.                                Managing Director
          Kilberg, Gary                                   Managing Director
          Klimley, Brooks J.                              Managing Director
          Lefever, David M.                               Managing Director
          Lewis, Meriwether F.                            Managing Director
          Long, Martin                                    Managing Director
          MacCallum, David H.                             Managing Director
          Maccarone, Justin                               Managing Director
          Mahaffy, Michael T.                             Managing Director
          McCulley, Paul                                  Managing Director
          McLendon, Charles                               Managing Director
          Meltzer, Linda B.                               Managing Director
          Nau, Robert Andrew                              Managing Director
          Navarro, Samuel E.                              Managing Director
          Neely, K.Dean                                   Managing Director
          O'Reilly, Kevin                                 Managing Director
          O'Rourke, John M                                Managing Director
          Okun, Robert B.                                 Managing Director
          Ostro, Marc J.                                  Managing Director
          Pedhazur, Hadar                                 Managing Director
          Pittarelli, Ernest A.                           Managing Director
          Price, John                                     Managing Director
          Quinn, Norman P.                                Managing Director
          Renfield-Miller, Douglas                        Managing Director
          Rye, Manit                                      Managing Director
          Schafrann, Richard                              Managing Director
          Schwartz, Simeon                                Managing Director
          Selig, Stefan                                   Managing Director
          Skwarek, Lucia                                  Managing Director
          Smith, Gerard L.                                Managing Director
          Spooner, Roger                                  Managing Director
          Stachnik, James J.                              Managing Director
          Steiner, Barbara T.                             Managing Director
          Steuerer, Michael G.                            Managing Director
          Sunderland, Donald N.                           Managing Director
          Testwuide IV, Konrad                            Managing Director
          Thalheim, Neil                                  Managing Director
          Thaw, Mitchell A.                               Managing Director
          Wargnier, Paul G.                               Managing Director
          Wells Jr., Edwin                                Managing Director
          White, Brenda                                   Managing Director
          Whitworth, David T.                             Managing Director
          Widas, Bruce J.                                 Managing Director
          Williams, W. Daniel                             Managing Director
          Willis, Steven                                  Managing Director
          Wilson, Timothy                                 Managing Director
          Wilton, Pamela                                  Managing Director
          Wolf, Robert                                    Managing Director
          Wolfe, Stephen W.                               Managing Director
          Woolfrey Sr., William James                     Managing Director
          Zimmer, Janet                                   Managing Director and Assistant Secretary

SCHEDULE 13D (CONTINUED)                                     PAGE 37 OF 41 PAGES



                     Executive Officers and Directors of
                          UNION BANK OF SWITZERLAND
                              BOARD OF DIRECTORS


Robert Studer*                              Schonenberg, Chairman

Hans Heckmann*                              Schlieren, Vice Chairman

Markus Kundig*                              Zug, Vice Chairman, Publisher

Marc C. Cappis                              Herisau, Managing Director of Huber + Suhner Ltd., Herisau
                                            AR/Pfaffikon ZH

Fritz Fahrni                                Islikon, President of the Corporate Executive Management of Sulzer
                                            Ltd., Winterthur

Kurt E. Feller                              Wollerau, Managing Director and Chief Executive Officer of Rieter
                                            Holding Ltd., Winterthur

Charles R. Firmenich                        Genthod, Vice Chairman of the Board of Firmenich (International)
                                            SA, Geneva

Hannes Goetz*                               Ruschlikon, Chairman of the Board of Swissair, Zurich Airport

Hans K. Jucker                              Kusnacht, Chairman of the Board of Alusuisse-Lonza Holding Ltd.,
                                            Zurich

Reto Mengiardi                              Chur, Attorney and Notary Public

Rolf A. Meyer*                              Basle, Chief Financial Officer and Member of the Executive
                                            Committee of Ciba-Geigy Ltd., Basle

Anne-Lise Monnier-Blaile                    Gland, Pharmacist and Chairwoman of the Board of Ofac, Geneva

Andreas Reinhart*                           Winterthur, Chairman of the Board of Volkart Brothers Holding Ltd.,
                                            Winterhur

Maria Reinshagen                            Zurich, Vice President of Christie's (International) SA Switzerland

Rene K. Ruepp                               Pfaffhausen, Chairman of the Board and Chief Executive Officer of
                                            Forbo Holding SA, Eglisau

Alfred N. Schindler*                        Hergiswil, Vice Chairman and Chief Executive Officer of Schindler
                                            Holding AG, Hergiswil

Johann-Niklaus Schneider-                   Langenthal, Chairman of the Board and Managing Director
Ammann                                      of the Ammann Group, Langenthal

Manfred Zobl                                Ruschlikon, Chairman of the Corporate Executive Board of Swiss
                                            Life/Rentenanstalt, Zurich

Franz Lusser                                Zug, Secretary of Union Bank of Switzerland

*Member of the Board of Directors Committee




                            UNION BANK OF SWITZERLAND
                              GROUP EXECUTIVE BOARD

          Mathis Cabiallavetta             President of the Group Executive Board
          Werner Bonadurer                 Executive Vice President
          Arthur Decurtins                 Executive Vice President
          Ulrich Grete                     Executive Vice President
          Felix Fischer                    Executive Vice President
          Stephan Haeringer                Executive Vice President
          Karl Janjori                     Executive Vice President
          Pierre de Weck                   Executive Vice President

SCHEDULE 13D (CONTINUED)                                     PAGE 38 OF 41 PAGES



                                   EXHIBIT C

                         STOCKHOLDERS VOTING AGREEMENT

                           Dated: January 30, 1997

TO: The Sellers under that certain Amended and Restated Asset Purchase Agreement dated as of January 30, 1997 ("Asset Purchase Agreement") by and among Page America Group, Inc., a New York corporation, Page America of New York, Inc., a New York corporation, Page America of Illinois, Inc., an Illinois corporation, Page America Communications of Indiana, Inc., an Indiana corporation, Page America of Pennsylvania, Inc., a Pennsylvania corporation (collectively, the "Sellers" and each individually a "Seller"), and Metrocall, Inc., a Delaware corporation (the "Company").

FROM: The stockholders identified on Annex A hereto (each, a "Stockholder" and collectively, the "Stockholders") of the Company.

        WHEREAS, as of the date hereof, each of the Stockholders is the beneficial owner of, and has the sole right to vote and dispose of, the number of shares (the "Owned Shares") of Common Stock of the Company which is set forth opposite such Stockholder's name in Annex A; and

        WHEREAS, the Sellers have requested that each of the Stockholders agree to enter into this Agreement and to vote the Owned Shares as described herein.

        NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the Stockholders agree as follows:

        1. Representation and Warranty of the Stockholders. Each of the Stockholders, individually and not jointly, represents and warrants with respect to itself that such Stockholder is the beneficial owner of the Owned Shares set forth opposite such Stockholder's name in Annex A hereto, free and clear of any security interests, liens, charges, encumbrances, equities, claims, options (other than pledges pursuant to commercially customary brokers margin accounts) or limitations of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Owned Shares), other than those arising under the Securities Act of 1933, as amended, and applicable state securities laws or as otherwise disclosed to Sellers and other than a certain Stockholders Voting Agreement dated November 15, 1996.

        2. Voting Agreement. Each Stockholder hereby agrees for itself, severally and not jointly, that the Shares beneficially owned by each Stockholder at the record date for each meeting of Stockholders of the Company (the "Meeting") will be voted in favor of i) a proposed amendment of the Amended and Restated Certificate of Incorporation of the Company, as amended, to increase the authorized number of shares of Common Stock to 60,000,000 and
ii) a proposal to approve the provisions of Section 5 of the Certificate of Designation for the Series B Junior Convertible Preferred Stock permitting the Holders of the Series B Junior Convertible Preferred Stock to convert such stock into shares of Common Stock (each, a "Proposal"), until each of the Proposals is passed.

        3. Specific Enforcement. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement and that the obligations of the parties hereto shall be specifically enforceable, in addition to any other remedy which may be available at law or in equity.

        4. Termination. Unless otherwise mutually agreed by the parties, this Agreement shall terminate upon the approval of the Proposals or upon termination of the Asset Purchase Agreement pursuant to its terms. Nothing in this Agreement shall prohibit any Stockholder from transferring any Owned Shares, provided that any shares transferred shall remain subject to this Agreement in the hands of any transferee.

SCHEDULE 13D (CONTINUED)                                     PAGE 39 OF 41 PAGES



        5. Scope of Agreement. Nothing in this Agreement shall, is intended to, or shall be construed to, limit or in any way restrict the ability of any Stockholder, or any person affiliated with any such Stockholder, to act in such person's capacity as an officer or director of the Company or to exercise or carry out such person's fiduciary duties as an officer or director of the Company, so long as any such Stockholder fulfills its or his obligations under this Agreement.

        6. Successors and Assigns. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. This Agreement will be binding upon, inure to the benefit of and be enforceable by each party and such party's respective heirs, beneficiaries, executors, representatives and permitted assigns.

        7. Third Party Beneficiaries. The Sellers (and the Company) are intended to be beneficiaries of the rights and remedies hereunder; provided that nothing contained in this Agreement is intended to confer upon any person other than the parties hereto and the Sellers any rights or remedies hereunder.

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Stockholders as of the day and year first written above.

SCHEDULE 13D (CONTINUED)                                     PAGE 40 OF 41 PAGES



                                    ANNEX A


                               The  Stockholders


                                                                            Number of
 Signature:                                                                Owned Shares
                                                                           ------------
C.G. Grefenstette and Thomas G.                                           14,130
Bigley, Trustees U/A/T Dated
8/28/68 for Juliet Lea Hillman

C.G. Grefenstette and Thomas G.                                           14,130
Bigley, Trustees U/A/T Dated
8/28/68 for Audrey Hilliard
Hillman

C.G. Grefenstette and Thomas G.                                           14,130
Bigley, Trustees U/A/T Dated
8/28/68 for Henry Lea
Hillman, Jr.

C.G. Grefenstette and Thomas G.                                           14,130
Bigley, Trustees U/A/T Dated
8/28/68 for William Talbott
Hillman



By: /s/ C.G. GREFENSTETTE
   ----------------------------------
    C.G. Grefenstette, Trustee


By: /s/ THOMAS G. BIGLEY
   ----------------------------------
    Thomas G. Bigley, Trustee

SCHEDULE 13D (CONTINUED)                                     PAGE 41 OF 41 PAGES




Henry L. Hillman, Elsie Hilliard                                                     42,391
Hillman and C.G. Grefenstette,
Trustees of the Henry L. Hillman
Trust U/A Dated November 18, 1985


By:  /s/ C.G. GREFENSTETTE
    -------------------------------
        C.G. Grefenstette, Trustee


Wilmington Securities, Inc.                                                       1,154,185


By:   /s/ DARLENE CLARKE
    -------------------------------
        Darlene Clarke


  /s/ WILLIAM L. COLLINS, III                                                       347,515
-----------------------------------
      William L. Collins, III


  /s/ STEVEN D. JACOBY                                                               71,235
-----------------------------------
      Steven D. Jacoby



  /s/ HARRY L. BROCK, JR.                                                         3,481,200
-----------------------------------
      Harry L. Brock, Jr.
Agrees until October 30, 1997,
unless earlier termination
occurs by operation of
provisions of Paragraph
4.  TERMINATION.



 /s/ SUZANNE S. BROCK                                                               200,000
----------------------------------
     Suzanne S. Brock




 /s/ VINCENT D. KELLY                                                                95,000
----------------------------------
     Vincent D. Kelly




 /s/ RONALD V. APRAHAMIAN                                                            40,000
----------------------------------
     Ronald V. Aprahamian



 /s/ FRANCIS A. MARTIN, III                                                          50,000
----------------------------------
     Francis A. Martin, III




 /s/ RAY RUSSENBERGER                                                             2,129,448
----------------------------------
     Ray Russenberger



 /s/ ELLIOT H. SINGER                                                               869,345
----------------------------------
     Elliot H. Singer

UBS CAPITAL LLC                                                                     848,365



By:  /s/ MICHAEL GREENE
   -------------------------------


By: /s/ JUSTIN MACCARONE
   -------------------------------
   Its: